Exhibit 99.1

                                 [HORIZON LOGO]

Contact: Peter M. Holland
         Chief Financial Officer
         (740) 772-8547


                HORIZON PCS ENROLLS 100,000th SPRINT PCS CUSTOMER


CHILLICOTHE, Ohio (June 13, 2001)--Horizon PCS, Inc., a Sprint PCS (NYSE:PCS) Network Partner, today reported that it has enrolled its 100,000th Sprint PCS customer. Horizon began the year with 66,447 subscribers on Sprint PCS' all-digital, all-PCS nationwide network.

William A. McKell, chairman, president and CEO, said, "We are very pleased with the response we have received since launching our wireless service. Signing up our 100,000th customer is yet another milestone for us. We look forward to adding to our customer base as we continue to expand our network to cover 6.7 million people by the end of 2001."

About  Horizon
--------------
Horizon PCS is one of the largest Sprint PCS affiliates, based on its exclusive right to market Sprint PCS products and services to a total population of over
10.2 million in portions of 12 contiguous states. Its markets are located between Sprint PCS' Chicago, New York and Raleigh/Durham markets and connect or are adjacent to 15 major Sprint PCS markets that have a total population of over 59 million. As a Sprint PCS affiliate, Horizon markets wireless mobile communications network products and services under the Sprint PCS brand name. Horizon offers the same national pricing plans and uses the same sales and marketing strategies and national distribution channels that have made Sprint PCS the fastest growing wireless company in the country. For more information, visit the Horizon PCS web site at http://www.horizonpcs.com/.

About Sprint
------------
Sprint is a world-class global communications company - at the forefront of integrating wireline and wireless communications services. Sprint is widely recognized for developing, engineering and deploying state of the art network technologies, including the United States' first nationwide all-digital, fiber-optic network. Sprint also operates the largest 100-percent digital, nationwide PCS wireless network in the United States, already serving the majority of the nation's metropolitan areas including more than 4,000 cities and communities. Sprint is a large carrier of Internet traffic and a leader in broadband communications. Sprint's award-winning Tier 1 Internet backbone is being extended globally, providing customers with a broad portfolio of IP products. With more than 80,000 employees, Sprint has $23 billion in annual revenues and serves more than 23 million business and residential customers.


This press release contains statements about future events and expectations that are forward-looking statements. Any statement in this press release that is not a statement of historical fact may be deemed to be a forward-looking statement, which involves known and unknown risks, uncertainties and other factors which may cause the company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For example, the company's network expansion could be delayed. For further information on the risks inherent in the company's business see "Risk Factors" in Item 5 of the company's Form 10-Q for the first quarter.



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